UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2022

LUMINAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38791	83-1804317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (407) 900-5259

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	LAZR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On August 19, 2022 (the “Effective Date”), the Board of Directors (the “Board”) of Luminar Technologies, Inc. appointed Mr. Daniel D. Tempesta as a Class II director of Luminar with an initial term to expire at the annual meeting of stockholders to be held in 2025. In connection with this appointment, as of the Effective Date, the Board also approved an increase in the size of the Board from seven to eight members. Additionally, as of the Effective Date, the Board appointed Mr. Tempesta as a member of the Audit Committee of the Board.
Mr. Tempesta is executive vice president and chief financial officer of Nuance Communications, Inc., a technology pioneer with market leadership in conversational AI and ambient intelligence. His responsibilities have included oversight of Nuance’s finance and accounting operations, as well as tax, treasury, investor relations, order management, and procurement. Nuance was acquired by Microsoft Corporation in March 2022. Prior to Nuance, Mr. Tempesta was the corporate controller and chief accounting officer at Teradyne, Inc. He began his career with PricewaterhouseCoopers LLP, where he held a number of roles in the assurance practice serving technology clients.
Mr. Tempesta does not have any family relationships with any of Luminar’s directors or executive officers and is not a party to any transactions of the type required to be disclosed under Item 404(a) of Regulation S-K.
Mr. Tempesta will receive cash and equity compensation in accordance with Luminar’s Director Compensation Policy for non-employee directors. Mr. Tempesta also is expected to enter into an indemnification agreement with Luminar consistent with the form agreement executed with each of Luminar’s current directors.
Item 8.01. Other Events.
On August 19, 2022, Luminar’s Compensation & Human Capital Management Committee (the “Compensation Committee”) approved equity compensation for Luminar’s CFO, Thomas Fennimore, and CLO, Alan Prescott, who elected to receive the majority of their compensation in the form of stock-price and milestone-based performance targets. This compensation is eligible to vest, if at all, only upon the collective achievement of highly aggressive stock price milestones among other conditions, including:
•Public Market Performance: Achievement of three stock price milestones: $50 or more, $60 or more, and $70 or more. Stock price will be measured based on volume-weighted average price per share for 90 consecutive trading days;
•Service condition: Approximately seven years of vesting; and
•Performance condition: Successful achievement of start of production for at least one major program.
These market performance milestones, and the time period during which they would need to be achieved, are identical to those that apply to the previously announced compensation program for Luminar’s CEO, Austin Russell, in May 2022. As a result, all of the executive officers of Luminar received the majority or entirety of their 2022 awards in the form of long-term performance-based compensation that requires a nearly eight times increase in stock price among other conditions to fully vest. The Compensation Committee and Luminar’s executive officers believe long-term incentives tied to operational and market performance is important.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminar Technologies, Inc.

Date: August 23, 2022	By:	/s/ Thomas J. Fennimore
	Name:	Thomas J. Fennimore
	Title:	Chief Financial Officer